                                                                   Exhibit 10.32

                              AMENDED AND RESTATED
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND AGREEMENT
                               FOR IRA B. LAMPERT

        This Amended and Restated Supplemental Executive Retirement Plan and Agreement for Ira B. Lampert, made as of the 18th day of August, 2004, by and between CONCORD CAMERA CORP., a New Jersey corporation (the "Employer") and IRA
B. LAMPERT (the "Executive").

        The Executive and the Employer entered into: (i) the Supplemental Executive Retirement Plan and Agreement for Ira B. Lampert, dated as of May 1, 1997, which agreement was amended as of January 1, 1999 and 2000, amended and restated as of April 19, 2000, and subsequently amended as of January 1, 2001 and 2002, and as of August 6, 2003 (as amended to date, the "Prior SERP"); and
(ii) the Deferral Agreement, dated as of May 1, 1997, which agreement was subsequently amended and restated as of January 1, 2002 (as amended to date, the "Prior Deferral Agreement"); and

        The provisions of the Prior SERP governed Executive compensation that was deferred at the election of the Employer (and, in some cases, subject to conditions to vesting), whereas the Prior Deferral Agreement governed compensation that was deferred at the Executive's election. The Executive and the Employer now wish to amend and restate the Prior SERP and the Prior Deferral Agreement and consolidate them into this one agreement.

        In consideration for the premises and the mutual covenants hereinafter contained, the Prior SERP and the Prior Deferral Agreement are hereby consolidated, amended and restated to read as follows:

                                TABLE OF CONTENTS

Article I.      Introduction
Article II.     Definitions
Article III.    Deferred Compensation
Article IV.     Vesting
Article V.      Benefit Distributions
Article VI.     Hardship
Article VII.    Death and Disability
Article VIII.   Claims Procedures
Article IX.     Future LTIP Non-Elective Deferred Awards
Article X.      Miscellaneous

                             ARTICLE I. INTRODUCTION

                  In consideration of the services performed by the Executive for the Employer in the past and to be performed in the future, the Employer hereby agrees to pay, in addition to other consideration to be provided by the Employer, deferred compensation to him, under the terms and conditions hereinafter set forth. This Agreement creates an unfunded, nonqualified plan maintained for the purposes of providing deferred compensation for the Executive, a member of senior management and a highly compensated Executive, and shall be construed and administered accordingly.

        This Plan and Agreement governs the following different categories of deferred compensation: (1) the Yearly Credits made each year pursuant to the Executive's Employment Agreement; (2) the Special Credit, made pursuant to a one-time grant of deferred compensation awarded to the Executive effective as of April 19, 2000; (3) the Deferred LTCIP Award Credit, made pursuant to a one-time grant of deferred compensation awarded to the Executive effective as of August 6, 2003 under the Employer's Amended and Restated 2002 Long Term Cash Incentive Plan ("LTCIP"); (4) the MEP Credit, for deferred compensation awarded to the Executive pursuant to the debt forgiveness and share release program, adopted by the Employer's Board of Directors ("Board") in April 1999 and January 2000 in connection with the Management Equity Provisions ("MEP") of the 1993 Incentive Plan (the "Release Program"), because the Executive prepaid the total amount of his indebtedness before it was scheduled to be forgiven by the Employer in accordance with the Release Program; (5) Elective Deferral Credits for compensation earned but deferred at the Executive's election in accordance with paragraph 6 of Article III hereof; and (6) credits for future Non-Elective Deferred Awards, if any, made to the Executive pursuant to the Employer's Long Term Incentive Plan Commencing Fiscal 2004 (the "2004 LTIP").

                             ARTICLE II. DEFINITIONS

        When used herein with initial capital letters, the following words have the following meanings:

        Accounts - the Yearly Accounts, the Special Accounts, the Deferred LTCIP Award Accounts, the MEP Accounts, the Non-Elective Deferred Award Accounts and the Elective Deferral Accounts established under this Plan and Agreement.

        Special Accounts - the three accounts, Special Account I, Special Account II and Special Account III, established by the Employer for the benefit of the Executive, each account (so as not to include the Yearly Accounts) reflecting a $516,666 initial credit (for a total of $1,549,998) and adjustments for income, expenses, gains or losses and any payments from the accounts.

        Yearly Accounts - the accounts established by the Employer for the benefit of the Executive reflecting the Yearly Credits and adjustments for income, expenses, gains or losses and any payments from the accounts.

        Deferred LTCIP Award Accounts - the three accounts, Deferred LTCIP Award Account I, Deferred LTCIP Award Account II and Deferred LTCIP Award Account III, established by the Employer for the benefit of the Executive, each account reflecting a $223,491.33 initial credit (for a total of $670,474) and adjustments for income, expenses, gains or losses and any payments from the accounts.

        Elective Deferral Accounts - the accounts established by the Employer for the benefit of the Executive, pursuant to paragraph 4 of Article III, reflecting the Elective Deferral Credits and adjustments for income, expenses, gains or losses and any payments from the accounts.

        MEP Accounts - the three accounts, MEP Account I, MEP Account II and MEP Account III, established by the Employer for the benefit of the Executive, each account reflecting a $404,883 initial credit (for a total of $1,214,649) and adjustments for income, expenses, gains or losses and any payments from the accounts.

        Non-Elective Deferred Award Accounts - the accounts established by the Employer for the benefit of the Executive pursuant to paragraph 2 of Article IX, reflecting the credits for a Non-Elective Deferred Award and adjustments for income, expenses, gains or losses and any payments from the accounts.

        Special Credit - the $516,666 credited to each Special Account (for a total of $1,549,998) pursuant to paragraph 2 of Article III.

        Yearly Credit - the $500,000 to be credited each year to a Yearly Account pursuant to paragraph 1 of Article III.

        Deferred LTCIP Award Credit - the $223,491.33 credited to each Deferred LTCIP Award Account (for a total of $670,474) pursuant to paragraph 3 of Article III.

        MEP Credit - the $404,883 credited to each MEP Account (for a total of $1,214,649) pursuant to paragraph 5 of Article III.

        Elective Deferral Credits - the amounts credited to Elective Deferral Accounts for compensation electively deferred by the Executive pursuant to paragraph 6 of Article III.

        Non-Elective Deferred Awards - Non-Elective Deferred Awards (as defined in Article IX below), if any, made after the date hereof to the Executive under the 2004 LTIP.

        Employment Agreement - the Amended and Restated Employment Agreement, dated as of May 1, 1997, by and between the Employer and the Executive, as such agreement may be amended from time to time.

        Term of Employment - the period or periods of employment under the Employment Agreement.

        Plan and Agreement or Agreement - this Amended and Restated Supplemental Executive Retirement Plan and Agreement for Ira B. Lampert.

                       ARTICLE III. DEFERRED COMPENSATION

        1. Yearly Credits. Effective as of January 1, 2001, the Employer agrees to credit $500,000 to a Yearly Account on the first working day of each calendar year during the Term of Employment, and such deferred compensation shall be paid to the Executive as hereinafter provided. The Employer shall keep a separate Yearly Account with respect to each Yearly Credit to the extent necessary to account for differing elections and designations hereunder regarding benefit distributions and beneficiaries.

        2. Special Credit. The Employer has credited, effective as of May 30, 2000, $516,666 to each of Special Account I, Special Account II and Special Account III (for a total of $1,549,998), and such deferred compensation shall be paid to the Executive as hereinafter provided.

        3. Deferred LTCIP Award Credit. The Employer has credited, effective as of August 6, 2003, $223,491.33 to each of Deferred LTCIP Award Account I, Deferred LTCIP Award Account II and Deferred LTCIP Award Account III (for a total of $670,474), and such deferred compensation shall be paid to the Executive as hereinafter provided.

        4. Elective Deferral Credits. The Employer shall establish and credit to a special account on its books (each, an "Elective Deferral Account") the amount of compensation electively deferred by the Executive pursuant to paragraph 6 of this Article III. The Employer shall keep separate Elective Deferral Accounts for deferred compensation in respect of particular years to the extent necessary to account for differing elections and designations hereunder regarding investments, benefit distributions and beneficiaries for such years. If a portion or all of the Executive's annual salary for a year is deferred under paragraph 6, one-twelfth of such deferred amount shall be credited to the appropriate Elective Deferral Account on the last day of each month during such year. If a portion or all of the Executive's annual incentive compensation ("AIC") for a year is deferred under paragraph 6, such deferred amount shall be credited to the appropriate Elective Deferral Account on the later of: (a) the last day of the month in which the Executive would have received the AIC in cash had he not elected the deferral under paragraph 6; or
(b) five business days after the Employer received the Executive's election to defer such AIC (or a portion thereof).

        5. MEP Credit. The Employer has credited $404,883 to MEP Account I effective as of January 1, 2001, $404,883 to MEP Account II effective as of January 1, 2002, and $404,883 to MEP Account III effective as of January 1, 2003 (for a total of $1,214,649), and such deferred compensation shall be paid to the Executive as hereinafter provided.

        6. Electively Deferred Compensation. The Employer agrees to defer the payment of certain compensation earned by the Executive during each calendar year, and such deferred compensation shall be paid to the Executive as provided in this Agreement. The amount of compensation to be deferred under this paragraph 6 in respect of any year shall be that portion or all of the Executive's annual compensation including salary, cash AIC and/or any other compensation earned during such year as the Executive elects to defer by written notice given to the Employer prior to the first day of such year; provided, however, that:

        (a) with respect to a cash AIC to be paid in relation to any fiscal year ending on or about June 30, 2002 or thereafter, such election may be made either: (i) on or before the last day of the calendar year in which the AIC is to be paid, provided that the election is made at least 90 days before the AIC becomes payable; or (ii) prior to the last day of the fiscal year to which the AIC relates;

        (b) with respect to any increase in the Executive's annual salary made during the year and payable after an election made pursuant to this paragraph 6, such election may be made within 30 days of the date when the amount and effective date of the increase are first made known to the Executive; and

        (c) with respect to any compensation newly awarded to the Executive during the year and payable after an election made pursuant to this paragraph 6, such election may be made within the later of: (i) 30 days from the date when the amount and effective date of the new compensation are first made known to the Executive; or (ii) 30 days before any portion of such compensation will first be earned by the Executive.

        7. Investment and Deemed Investment. (a) Except as provided in subparagraph (b), the balance in each Account shall be deemed for purposes of this Plan and Agreement to be invested and reinvested in such securities, investments, instruments or insurance policies as the Executive, in his sole discretion, shall direct from time to time, by one day advance written notice given to the Employer or its designee. With the consent of the Employer, the Executive may, by giving written notice to the Employer or its designee, authorize an investment manager to make the directions specified in the preceding sentence. Any investment direction or change of investment direction shall be deemed made on the first business day following the Employer's or its designee's, as the case may be, receipt of the Executive's or the investment manager's, as the case may be, written notice of investment direction. Any such investment direction shall remain in effect until affirmatively changed by a subsequent investment direction given in the same manner, provided that the proceeds of any investment which matures shall be deemed to be reinvested in such money market account as the Employer may determine and thereafter until a new investment direction is made with respect to such proceeds. Notwithstanding the foregoing, no such deemed investment shall, in the Employer's reasonable judgment, impose upon the Employer administrative burdens or financial costs, which are inappropriate in view of all of the circumstances. If no applicable investment direction is given on or before the date on which a Yearly Credit, the Special Credit, the Deferred LTCIP Award Credit, the MEP Credit or an Elective Deferral Credit is credited to an Account, such amount shall be initially invested in such money market account as the Employer may reasonably determine. The Employer, in its discretion and on such terms as it decides, may waive, or reduce the period of, any notice required under this subparagraph (a).

        (b) Notwithstanding the foregoing, prior to the vesting of the balance in a Deferred LTCIP Award Account it shall be deemed to be invested and reinvested in such investments as are determined by the Employer in its discretion, in accordance with the Employer's Cash Investment Policy as from time to time in effect. Upon the vesting of the balance in a Deferred LTCIP Award Account, the Executive may determine the deemed investments and reinvestments of the balance in the Deferred LTCIP Award Account in accordance with subparagraph 7(a) above.

        (c) For the avoidance of doubt, the Employer in its sole discretion shall determine the manner in which the balances in all Accounts are actually invested and whether or not to actually invest the balances at all. Regardless of whether any such investment is actually made by the Employer, the investments and reinvestments shall be "deemed" to have been made as described in this paragraph 7 and the balances in each Account shall be increased or decreased pursuant to paragraph 9 of this Article III, as though such investments and reinvestments had actually been made.

        8. Title to Investments. Title to and beneficial ownership of any direct or indirect investments the Employer may make in connection with the Plan and Agreement (including the transfer of funds to a selected investment manager for discretionary investment and reinvestment in such investments by such investment manager or the transfer of funds to a so-called rabbi trust) shall at all times remain with the Employer, and the Executive and his designated beneficiary or beneficiaries shall not have any property interest whatsoever in such investments.

        9. Account Adjustments. At the end of every month, each Account shall be increased or decreased by (a) in the case of each investment actually made directly or indirectly by the Employer with respect to such Account, the net amount of all income, gain or loss earned or sustained, whether realized or unrealized, with respect to such investment, and (b) in the case of each deemed investment with respect to such Account, the net amount of all income, gain or loss which would have been earned or sustained, whether realized or unrealized, had the balance in the Account in fact been invested and reinvested in such investment. Each Account shall also be charged with all payments or other distributions with respect to such Account and with all fees and expenses (including brokerage fees) with respect to such Account, in the case of investments actually made, at the rates actually paid and, in the case of investments deemed to have been made, at the rates which would have been paid had the investments actually been made.

                               ARTICLE IV. VESTING

        1. Yearly Accounts, MEP Accounts and Elective Deferral Accounts. The balance in each Yearly Account, each MEP Account and each Elective Deferral Account shall at all times be 100% vested (i.e., nonforfeitable).

        2. Special Accounts. The balances in the Special Accounts became vested as follows:

                     ACCOUNT                          VESTING DATE
                -------------------                  ---------------
                Special Account I                    January 1, 2001
                Special Account II                   January 1, 2002
                Special Account III                  January 1, 2003

        3. Deferred LTCIP Award Accounts. (a) Except as otherwise provided in this paragraph 3, the balances in the Deferred LTCIP Award Accounts shall vest as follows:

                          ACCOUNT                     VESTING DATE
                --------------------------------     --------------
                Deferred LTCIP Award Account I       August 6, 2004
                Deferred LTCIP Award Account II      August 6, 2005
                Deferred LTCIP Award Account III     August 6, 2006

        (b) In the event of a Change in Control of the Employer, any unvested balances in the Deferred LTCIP Award Accounts shall immediately vest and the balances in all Deferred LTCIP Award Accounts will be immediately paid to the Executive. For purposes of this paragraph, Change in Control means the occurrence of any one of the following events:

                (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (other than Executive), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation ("Voting Stock");

                (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the grant date of August 6, 2003; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                (iii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                (iv) all or substantially all of the assets or business of the Employer is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or

                (v) the Employer combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Employer immediately prior to the combination, hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

        (c) The unvested balances in the Deferred LTCIP Award Accounts shall immediately vest if the Executive's employment with the Employer is terminated under any of the following circumstances: (i) by the Employer without Cause (as defined in the Employment Agreement); (ii) by the Executive as a result of a Constructive Termination Without Cause (as defined in the Employment Agreement);
(iii) upon the occurrence of a Non-Extension Event (as defined in the Employment Agreement); (iv) as a result of the Executive's death or Disability (as defined in the Employment Agreement); or (v) for any other reason. Notwithstanding the immediately preceding sentence, the unvested balances in the Deferred LTCIP Award Accounts will be immediately forfeited in the event the Executive's employment with the Employer is terminated by the Employer for Cause or by the Executive and such termination by the Executive is not a Constructive Termination Without Cause or due to the Executive's death or Disability.

                        ARTICLE V. BENEFIT DISTRIBUTIONS

        1. Except as otherwise provided in paragraph 5 of Article IX, in this Article V or in Article VI or VII, the vested balance in each Account shall be paid to the Executive in one of the two following methods at the election of the Executive: (a) a lump-sum payment to be paid at such time as is designated by the Executive or (b) annual installment payments over such period of years as may be designated by the Executive.

        2. The Executive's election and designation referred to in paragraph 1 of this Article V with respect to a Yearly Account shall be made by a written notice to the Employer prior to the first day of the year to which the Yearly Account relates. Alternatively, the Executive may make a modification election pursuant to paragraph 7 of this Article V. The Executive may make different elections and designations with respect to each Yearly Credit, with any such different elections and designations accounted for through the creation of separate Yearly Accounts as contemplated by paragraph 1 of Article III.

        3. The Executive's election and designation referred to in paragraph 1 of this Article V shall be made by a written notice to the Employer:
(a) with respect to a Special Account, prior to May 19, 2000; (b) with respect to each MEP Account, simultaneously upon the Executive's prepayment of his MEP indebtedness; (c) with respect to a Deferred LTCIP Award Account, within 30 days of the date when the grant and the amount of the Deferred LTCIP Award were first made known to the Executive; and (d) with respect to an Elective Deferral Account, at the time of the Executive's deferral election for the year or years to which the Elective Deferral Account relates. Alternatively, the Executive may make a modification election pursuant to paragraph 7 of this Article V.

        4. In the event that the Executive fails to make an election pursuant to paragraph 1 or paragraph 7 of this Article V with respect to an Account and his employment with the Employer terminates for any reason (other than death or Disability) after the Executive reaches the age of 65, the vested balance in such Account shall be paid to the Executive in one lump-sum payment within 30 days of the termination of the Executive's employment with the Employer.

        5. All payments to be made pursuant to paragraph 1 of this Article V with respect to each Account shall be made in cash, and in furtherance thereof, all investments actually made with respect to such Account shall be sold by the Employer at such time or times as the Employer may determine to effect such payment; provided, that (a) in the case of an installment payment, unless the Executive provides the Employer with written notice to the contrary at least five days prior to the date any such payment is due, the Employer may select the investments to be sold or deemed sold to provide the cash necessary for such payment, (b) except as provided in clause (c) below, to the extent investments have actually been made directly or indirectly by the Employer with respect to such Account, the Executive may elect, subject to the Employer's approval, to receive payment in kind in lieu of cash by providing written notice of such election to the Employer at least five days prior to the date of such payment and (c) to the extent the investments have actually been made directly or indirectly by the Employer in common stock of the Employer, the Employer may make the payment in kind in lieu of cash by delivery of fully registered stock certificates representing such common stock.

        6. For purposes of determining the amount of a payment referred to in paragraph 1 of this Article V with respect to an Account, (a) the balance in such Account shall be adjusted by the Employer in the manner provided in paragraph 9 of Article III not more than five trading days preceding such payment, (b) the amount of such payment shall be reduced by the amount of any expenses actually incurred or deemed to have been incurred in connection with the sale or deemed sale of investments required to make such payment ("selling expenses"), and (c) if the installment method is elected with respect to any year, the amount of each installment shall be equal to the balance in the appropriate Account as of the date of payment (as adjusted pursuant to clause
(a) of this sentence), divided by the number of annual installments remaining, including the installment then being paid, and then reduced by the amount of any applicable selling expenses.

        7. Except as provided in this paragraph 7, the Executive shall have no right to modify in any way his election and designation made pursuant to paragraphs 2 and 3 of this Article V or Article VII with respect to an Account or, in the event of his failure to make such an election or designation, the default provisions of paragraph 4. Provided that a modification election is made at least 12 months prior to it becoming effective, the Executive may:

                        (a) delay the date on which a lump-sum payment from such Account shall be made;
                        (b)     accelerate the date on which benefit
                                distributions from any vested portion of an Account shall commence;
                        (c) change the form of benefit payment from such Account from a lump-sum payment to annual installment payments over such period of years as designated by the Executive;
                        (d) change the form of benefit payment from such vested Account from annual installments to a lump-sum payment which shall be paid at the time designated by the Executive;
                        (e) delay the commencement of annual installment payments from such Account; or
                        (f) increase the period of years during which annual installments shall be made out of such Account.

        8. Notwithstanding any other provision of this Plan and Agreement to the contrary and notwithstanding any elections made by the Executive, in the event of the termination of the Executive's employment with the Employer for any reason (other than death and Disability) prior to the Executive's attainment of age 65, the vested balance in each Account (including the balance in an Account which vested as a result of such termination as provided in paragraph 3 of
Article IV) shall be paid to the Executive in one lump-sum payment within 30 days of such termination.

        9. Notwithstanding any other provision of this Plan and Agreement to the contrary, in the event the Executive is determined to be subject to federal income tax on any vested balance in an Account prior to the time of distribution hereunder, an amount equal to the federal, state and local taxes (including any interest and penalties) owed on such taxable amount, shall be distributed from such Account and paid to the Executive. A balance in an Account shall be determined to be subject to federal income tax upon the earliest of:
(a) a final determination by the Internal Revenue Service addressed to the Executive which is not appealed to the courts; (b) a final determination by the United States Tax Court or any other federal court affirming any such determination by the Internal Revenue Service; or (c) a written opinion by the Employer's tax counsel, addressed to the Employer, to the effect that the balance in an Account is subject to federal income tax prior to distribution.

        10. Employer, subject to the written opinion of the Employer's tax counsel which is not inconsistent with applicable case law and regulations, is authorized to withhold from any payments made hereunder such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate to comply with applicable laws and regulations.

        11. Notwithstanding any other provision of this Plan and Agreement to the contrary and notwithstanding any elections made by the Executive, the Executive may require the immediate distribution to the Executive of all or a portion of the vested balances in the Accounts less any amounts required by paragraph 10 of this Article V and subject to a penalty equal to ten percent (10%) of the amount to be distributed pursuant to this paragraph (prior to withholding required by paragraph 10). Such penalty amount shall be deemed forfeited and no longer payable to the Executive.

                              ARTICLE VI. HARDSHIP

        The Employer may, in its sole discretion, distribute all or a portion of the vested balances in the Accounts to the Executive upon a demonstration by the Executive of an immediate and heavy financial need. The amount of any distribution made pursuant to this Article VI shall be limited to the amount necessary to satisfy such financial need.

                        ARTICLE VII. DEATH AND DISABILITY

        1. Death. In the event of the Executive's death prior to the payment of all of the balances in the Accounts:

        (a) unless the Executive otherwise elected installment payments with the consent of the Employer, the Employer shall pay all remaining balances in the Yearly Accounts, the Special Accounts, the MEP Accounts and the Deferred LTCIP Award Accounts(1) not later than 30 days following the Executive's death, in one lump-sum to such beneficiary or beneficiaries designated by the Executive in a writing filed by the Executive with the Employer, or in the absence of such a beneficiary designation, to the Executive's estate; and

        (b) notwithstanding any other provision of this Agreement to the contrary and notwithstanding any elections made by the Executive, the Employer shall pay, not later than 30 days following the Executive's death, all remaining balances in the Elective Deferral Accounts in one lump-sum to the beneficiary or beneficiaries designated by the Executive in a writing filed by the Executive with the Employer or, in the absence of such a beneficiary designation, to the Executive's estate.

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        (1) The balances in the Deferred LTCIP Award Accounts shall be determined as of the date of the Executive's death or Disability, and adjusted for subsequent deemed earnings and losses.

        2. Disability. In the event of the Executive's Disability (as defined in the Employment Agreement) prior to the payment of all of the balances in the Accounts:

        (a) unless the Executive otherwise elected installment payments with the consent of the Employer and prior to such Disability, the Employer shall pay all remaining balances in the Yearly Accounts, the Special Accounts, the MEP Accounts and the Deferred LTCIP Award Accounts1, not later than 30 days following the Executive's Disability, in one lump-sum to the Executive; and

        (b) notwithstanding any other provision of this Agreement to the contrary and notwithstanding any elections made by the Executive, the Employer shall pay all remaining balances in the Elective Deferral Accounts in one lump-sum to the Executive not later than 30 days following the Executive's Disability.

                         ARTICLE VIII. CLAIMS PROCEDURES

        1. At any time the Employer makes a determination adverse to the Executive or his beneficiary with respect to a claim for payment, the Employer shall notify the claimant in writing of such determination, setting forth:

        (a)     the specific reason for such determination;
        (b) a reference to the specific provision or provisions of this Plan and Agreement on which such determination is based;
        (c) a description of any additional material or information necessary to perfect the claim, and an explanation of the reason that such material is required, and
        (d)     an explanation of the rights and procedures set forth in this
                Article VIII.

Except as to amounts provided for in paragraph 5 of Article IX and paragraphs 10 and/or 11 of Article V, amounts due to the Executive hereunder may not be offset by the Employer against amounts claimed to be due from the Executive to the Employer, whether by withholding by the Employer of payment or by assertion by the Employer of defenses, claims, counterclaims or setoffs in a litigation commenced by either party with respect to this Agreement or any other matters; provided, however, that the Employer shall have the right to raise any such defenses, claims, counterclaims or setoffs in a separate action.

        2. A person who receives notice of an adverse determination by the Employer with respect to a claim may request, within 60 days of receipt of such notice, that the Employer review its determination. This request may be made on behalf of a claimant by a duly authorized representative. The claimant or representative may review pertinent documents and submit issues and comments with respect to the controversy to the Employer. The Employer shall render a decision within 60 days of a request for review (or within 120 days under special circumstances), which decision shall be in writing and shall set forth the specific reasons for the decision reached and the specific provisions of this Plan and Agreement on which the decision is based. A copy of the ruling shall be forwarded to the claimant.

              ARTICLE IX. FUTURE LTIP NON-ELECTIVE DEFERRED AWARDS

        1. Background. Under the 2004 LTIP, the Employer may, as a condition of any Performance Award granted to the Executive, require that all or a portion of the Performance Award be deferred (a "Non-Elective Deferred Award") subject to such terms and conditions as are established by the Compensation and Stock Option Committee of the Board (the "Committee") and the Committee may prescribe vesting and investing provisions with respect to such Non-Elective Deferred Award. Also under the 2004 LTIP, a recipient of a Performance Award has the right to elect to defer, subject to the provisions of a SERP agreement between the Employer and the recipient which permits elective deferrals, all or a portion of his Performance Award that is not a Non-Elective Deferred Award. The portion of any Performance Award granted under the 2004 LTIP which the Executive elects to defer shall be subject to the provisions of this Agreement that apply to compensation electively deferred by the Executive pursuant to paragraph 6 of Article III above.

        Unless the Committee or the Employer specifically provides otherwise under the terms of the Non-Elective Deferred Award (the "Non-Elective Deferred Award Terms"), except as otherwise provided in this Article IX all provisions of this Agreement that apply to the Deferred LTCIP Award shall also apply to each Non-Elective Deferred Award.

        2. Non-Elective Deferred Award Accounts. The Employer shall establish and keep separate accounts for each portion of a Non-Elective Deferred Award (each, a "Non-Elective Deferred Award Account") granted to the Executive to the extent necessary to account appropriately for such Non-Elective Deferred Award, taking into account, among other differences, the deferral period or periods of such Non-Elective Deferred Award, the vesting of such Non-Elective Deferred Award, the prescribed investment provisions of such Non-Elective Deferred Award and the Executive's differing elections and designations with respect to the Non-Elective Deferred Award. A Non-Elective Deferred Award Account shall be credited as of the date of the grant of the Non-Elective Deferred Award (the "Grant Date") unless the Employer or the Committee specifically provides otherwise under the Non-Elective Deferred Award Terms.

        3. Vesting. Unless otherwise provided in the Non-Elective Deferred Award Terms:

        (a) The Non-Elective Deferred Award shall vest in accordance with the following vesting schedule:

        % of Non-Elective Deferred Award                Vesting Date
        --------------------------------  --------------------------------------
                  A. 33 1/3%              1st Anniversary of the Grant Date
                  B. 33 1/3%              2nd Anniversary of the Grant Date
                  C. 33 1/3%              3rd Anniversary of the Grant Date; and

        (b)     Any unvested balance in a Non-Elective Deferred Award Account:
(i) will immediately vest and the balances in all Non-Elective Deferred Award Accounts will be immediately paid to the Executive under the same events (described in subparagraphs 3(b) and 3(c) of Article IV) that would cause the Deferred LTCIP Award Accounts to immediately vest, except that, for purposes of each Non-Elective Deferred Award the Grant Date (as defined in paragraph 2 above) would be used to determine which individuals are Incumbent Directors for purposes of subparagraph 3(b)(ii) of Article IV in the definition of "Change in Control;" and (ii) will be immediately forfeited under the same events (described in subparagraph 3(c) of Article IV) that would cause the Deferred LTCIP Award Accounts to be forfeited.

        4. Elections. With respect to a Non-Elective Deferred Award Account, the Executive's election and designations referred to in paragraph 1 of
Article V of this Agreement shall be made by written notice to the Employer within 30 days of the date when the grant and the amount of the Performance Award are first made known to the Executive (the "Notification Date"). Notwithstanding the foregoing, if the Non-Elective Deferred Award Terms provide for the payment or vesting of any portion of the Non-Elective Deferred Award Account within 13 months of the Notification Date, the Executive may not make the foregoing election and designations with respect to such portion of the Non-Elective Deferred Award Account unless such election is made both within 30 days of the Notification Date and at least six months before such vesting date or the date such payment becomes due. If the Executive fails, or is not permitted by the foregoing provision, to make his election and designations within 30 days of the Notification Date, the Executive may make a modification election pursuant to paragraph 7 of Article V, but not as to a Non-Elective Deferred Award Account balance that, pursuant to the Non-Elective Deferred Award Terms, is scheduled to be paid out less than twelve months after the date of the modification election.

        For example, if a Non-Elective Deferred Award to the Executive was approved by the Committee on August 6, 2006 with vesting in thirds over three years, beginning on August 6, 2007 and the grant and amount of the award were first made known to the Executive on September 6, 2006, then the Executive could elect on or before October 6, 2006 to receive on August 6, 2007 the balance of the Non-Elective Deferred Award Account that vests on August 6, 2007, because the date of his election would be more than six months prior to the first vesting date of August 6, 2007 and within 30 days of the Notification Date.

        Alternatively, if, for example, a Non-Elective Deferred Award to the Executive was approved by the Committee on August 6, 2006 but with vesting or payments scheduled to begin six months later, on February 6, 2007, and the grant and amount of the award were first made known to the Executive on August 7, 2006, then the Executive would only be permitted to make his election and designations with respect to the account balance to vest or be distributed on February 6, 2007 by means of a modification election pursuant to paragraph 7 of
Article V, subject to the limitations of paragraph 7 of Article V. Since a modification election pursuant to paragraph 7 of Article V cannot become effective until 12 months after it is made, if this award provided for the payment of the balances in an account (instead of only vesting) to the Executive on February 6, 2007, the Executive would not be able to elect to defer the distribution beyond that date, whereas if the grant and amount of the award were made known to the Executive on August 6, 2006, pursuant to this paragraph 4 he could make the election referred to in paragraph 1 of Article V on August 6, 2006, but not afterwards, to not receive the balance in that account until such later date or dates as he may elect.

        5. Deficiencies. If the Non-Elective Deferred Award Terms permit the Executive to determine the actual or deemed investment of the balances in a Non-Elective Deferred Award Account prior to the vesting of such balances, then in the event of a forfeiture of such balance in a Non-Elective Deferred Award Account, the Executive agrees that to the extent that the balance in such a Non-Elective Deferred Award Account at the time of forfeiture is less than the amount of the initial credit, he shall immediately pay to the Employer an amount equal to such deficiency. The Employer, in its discretion, may reduce the amounts otherwise payable to the Executive under this Agreement by any deficiency owed to the Employer pursuant to the immediately preceding sentence.

                            ARTICLE X. MISCELLANEOUS

        1. Benefits provided in this Plan and Agreement will not be subject to garnishment, attachment, or assignment, or any other legal process by creditors of the Executive or of any person or persons designated as beneficiaries of this Plan and Agreement or of any other payee of the benefits provided herein.

        2. The Executive and his beneficiaries shall have the status of unsecured creditors of the Employer and this Plan and Agreement constitutes a mere promise by the Employer to make benefit payments as required by Articles V, VI and VII and any benefit payments that may be required in the future pursuant to Article IX.

        3. This Plan and Agreement creates no rights in the Executive to continue in the employment of the Employer for any length of time, nor does it create any rights in the Executive or his beneficiaries nor any obligations on the part of the Employer, other than those specifically provided herein. For the avoidance of doubt, it creates no right to, or expectation regarding, the granting of any Non-Elective Deferred Awards.

        4. This Plan and Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

        5. The waiver by any party of any term of this Plan and Agreement on any occasion shall not be deemed to be a further or continuing waiver of any such term.

        6. Written notices which the Executive must provide to the Employer under this Plan and Agreement (including, but not limited to, investment directions, deferral elections, benefit distribution elections and beneficiary designations) shall be addressed to the Employer at: 4000 Hollywood Boulevard, Presidential Circle, Sixth Floor North Tower, Hollywood, Florida 33021,
Attention: General Counsel, with a copy to the attention of the Chief Financial Officer.

        7. This Plan and Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida without giving effect to principles governing choice of law.

        8. If there is a conflict between the LTCIP and any provision of this Agreement which is applicable to the Deferred LTCIP Award, the provisions of the LTCIP shall be controlling with respect to the same. If there is a conflict between the 2004 LTIP and any provision of this Agreement which would be applicable to a Non-Elective Deferred Award, the provisions of the 2004 LTIP shall be controlling with respect to the same.

        9. This Plan and Agreement may be terminated or amended only by a writing signed by both of the parties hereto.

        IN WITNESS WHEREOF, this Plan and Agreement has been duly executed by the Employer and by the Executive as of the day and year first above written.

Witness:                                            CONCORD CAMERA CORP.

   /s/ Rita Occhionero                            By:  /s/ Alan Schutzman
------------------------------                         -------------------------
                                                       Alan Schutzman,
                                                       Senior Vice President and
                                                       General Counsel

Witness:

   /s/ Diane L. Micciche                               /s/ Ira B. Lampert
------------------------------                         -------------------------
                                                       Ira B. Lampert